Exhibit 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM08

P.O. Box HM 2245 Hamilton HM JX Bermuda

Phone: (441) 292-8515 Fax: (441) 292-5280

Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2010 RESULTS

•	Property and Casualty (“P&C”) operations combined ratio of 91.4% for the quarter and 94.8% for the full year.

•	Operating net income[1] of $242.4 million, or $0.74 per ordinary share, for the quarter and $809.7 million, or $2.40 per ordinary share for the full year.

•	Net income attributable to ordinary shareholders of $188.1 million, or $0.57 per ordinary share, for the quarter and $585.5 million, or $1.73 per ordinary share, for the full year.

•	Share buybacks of $250.9 million during the quarter and $520.0 million for the full year.

•	Fully diluted book value per ordinary share[2] of $29.78 at December 31, 2010, an increase of 0.7% in the quarter and 21.1% from December 31, 2009.

•	Full year return on ordinary shareholders’ equity based on operating net income of 9.0%.

1 Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, and the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, as well as foreign exchange gains or losses, net of tax. Operating net income and full year return on ordinary shareholders’ equity based on operating net income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating net income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current quarter’s presentation. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and of annualized and full year return on ordinary shareholders’ equity based on operating net income.

2 Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. The Company believes that fully diluted book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

HAMILTON, BERMUDA – February 8, 2011 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2010 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“XL’s fourth quarter results demonstrated progress in several key elements driving shareholder value. Our P&C operations’ 91.4% combined ratio benefited from outstanding performance from our Reinsurance segment, positive prior year development and sustained operating efficiency. We received our license to offer insurance in China and added experienced teams in lines we believe offer prospects for strategic growth. Our on-going risk management discipline resulted in our catastrophe losses being at the low end of the expected range, with only modest changes to our initial estimates for the New Zealand earthquake. We reduced exposures to non-core holdings, and we continued to return excess capital through share buybacks. We believe XL is in a solid position to meet the challenges of current market conditions and the opportunities that will come as conditions improve.”

The Company also announced that fourth quarter natural catastrophe losses include $23.3 million related to flooding in Australia.  Based on preliminary data available, the Company’s first quarter losses related to flooding in Australia are expected to range between an additional $75.0 million and $95.0 million.  The Company’s estimates are based on its review of individual treaties and policies expected to be impacted and client data received to date. The Company’s loss estimates involve the exercise of considerable judgment and are accordingly subject to revision.

Highlights - Three and twelve months ended December 31

(US Dollars in thousands except per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31

	2010	2009	2010	2009

Net income (loss) attributable to ordinary shareholders	$188,122	$(40,319)	$585,472	$206,607
Per ordinary share (diluted)	$0.57	$(0.12)	$1.73	$0.61

Operating net income [1]	$242,434	$217,406	$809,650	$992,285
Per ordinary share (diluted)	$0.74	$0.63	$2.40	$2.91

•

The improvement in operating net income compared to the prior year quarter was driven by an increase in P&C underwriting income, where premiums written and earned have increased and combined ratios during the quarter have improved by 5.0 points over the prior year quarter.

•

Net investment income for the quarter was $290.4 million compared to $316.4 million in the prior year quarter. The decline was due to the impact of lower US interest rates on the P&C portfolio and changes in foreign exchange rates on the Life portfolio.

•

The Company’s net income attributable to ordinary shareholders also improved compared to the prior year, primarily due to less realized investment losses - $99.3 million in 2010, compared to $254.8 million in 2009 - plus a gain of $51.6 million on the sale of shares of Primus Guaranty.

•

Fully diluted book value per ordinary share continued to grow, with an increase of 0.7% from the prior quarter, driven by a combination of net income and the impact of the purchase of 11.8 milllion shares during the quarter under the previously announced share buyback programs, mostly offset by declines in investment portfolio values due to increasing interest rates. In the fourth quarter of 2010, the Company purchased 11.8 million ordinary shares for $250.9 million at an average price of $21.29 per share, which were accretive to book value per ordinary share by $0.29. During the full year, 25.7 million shares were purchased at an average price of $20.23 per share for a total of $520.0 million.

•

The full year return on ordinary shareholders’ equity based on operating net income was 9.0% compared to 14.7% in 2009. The increase in average ordinary shareholders’ equity from 2009 to 2010 was a large driver of this decline.

P&C operations - Three and twelve months ended December 31

(US Dollars in thousands)

	Three months ended		Twelve months ended
	December 31		December 31

	2010	2009	2010	2009

Gross premiums written	$1,306,427	$1,147,684	$6,261,331	$6,111,311
Net premiums written	1,122,387	965,004	4,999,588	4,743,712
Net premiums earned	1,282,482	1,254,424	5,031,137	5,151,739

Underwriting income	109,765	45,736	262,494	327,306

Loss ratio	59.3%	62.2%	63.8%	61.5%
Underwriting expense ratio	32.1%	34.2%	31.0%	32.1%
Combined ratio	91.4%	96.4%	94.8%	93.6%

•

P&C gross premiums written in the fourth quarter increased 13.8% from the prior year quarter. This growth was driven by a multi-year insurance agreement, partially offset by a negative impact from foreign exchange rate fluctuations. Excluding these items, the Insurance segment saw an increase of 8.6% from the prior year quarter, comprised of increases from selective growth initiatives, including international professional lines, upper middle markets and construction, marine lines and improved retention rates in environmental businesses, offset by reductions in

US professional lines, excess casualty and equine. The 27.0% decrease in Reinsurance was due to reductions in the Company’s US crop portfolio and timing differences.

•

P&C net premiums earned of $1.28 billion for the fourth quarter of 2010 was comprised of $891.3 million from the Insurance segment and $391.2 million from the Reinsurance segment, compared to $1.25 billion in the prior year quarter, which was comprised of $862.8 million from the Insurance segment and $391.6 million from the Reinsurance segment. For the full year, P&C net premiums earned was $5.0 billion, comprised of $3.5 billion from the Insurance segment and $1.5 billion from the Reinsurance segment. For the prior year, P&C net premiums earned was $5.2 billion, comprised of $3.6 billion from the Insurance segment and $1.6 billion from the Reinsurance segment.

•

Included in the current quarter loss ratio was favorable prior year development of $121.5 million compared to $30.8 million in the fourth quarter of 2009. The current quarter loss ratio was also impacted by natural catastrophe losses of $30.3 million, net of reinstatement premiums. In the prior year quarter, natural catastrophe loss activity had a favorable impact of $5.5 million. Excluding prior year development and natural catastrophes, the current quarter loss ratio was largely in line with the prior year quarter.

•

The current quarter underwriting expense ratio decreased 2 percentage points compared to the prior year quarter from 34.2% to 32.1%, in line with the Company’s 2009 restructuring and cost management plan.

Further details of the results for the quarter and of the Company’s fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively. These documents are both dated February 8, 2011 and are available from the Investor Relations section of the XL Group website.

The Company will host a conference call to discuss its fourth quarter and full year results on Tuesday, February 8, 2011 at 5:00 p.m. Eastern Standard Time (“EST”). The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (866) 617-1526 or (210) 795-0624, passcode: ‘XL GLOBAL’. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. EST on February 8, 2011, through midnight EST on March 8, 2011. A telephone replay of the conference call will also be available beginning at 9:00 p.m. EST on February 8, 2011, until midnight EST on March 8, 2011 by dialing (402) 220-9768 or (800) 294-3089.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during the “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (i) developments, including uncertainties related to the depth and duration of the recession and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business, and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (j) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (k) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (l) the ability of XL’s subsidiaries to pay dividends to XL Group plc; (m) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (n) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (o) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

# # #

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(US Dollars in thousands)

		Three months ended		Twelve months ended
Income statement data:		December 31		December 31
		(Unaudited)		(Unaudited)
		2010	2009	2010	2009

Revenues:
Gross premiums written:
	- P&C operations	$1,306,427	$1,147,684	$6,261,331	$6,111,311
	- Life operations	102,242	133,469	411,938	576,162

Net premiums written:
	- P&C operations	1,122,387	965,004	4,999,588	4,743,712
	- Life operations	94,871	123,652	382,075	532,852

Net premiums earned:
	- P&C operations	1,282,482	1,254,424	5,031,137	5,151,739
	- Life operations	95,006	125,476	382,924	555,101

Net investment income		290,390	316,364	1,198,038	1,319,823
Net realized (losses) gains on investments		(104,486)	(263,550)	(270,803)	(921,437)
Net realized and unrealized (losses) gains on derivative instruments		(5,940)	(24,076)	(33,843)	(33,647)
Net income (loss) from investment affiliates		20,735	26,386	51,102	78,867
Fee income and other		10,812	12,700	40,027	43,201

	Total revenues	$1,588,999	$1,447,724	$6,398,582	$6,193,647

Expenses:
Net losses and loss expenses incurred		$760,455	$780,688	$3,211,800	$3,168,837
Claims and policy benefits		122,357	159,948	513,833	677,562
Acquisition costs		208,388	199,221	788,258	853,558
Operating expenses		260,937	289,093	971,105	1,055,823
Foreign exchange (gains) losses		(1,342)	(18,941)	(10,161)	84,813
Interest expense		56,815	47,496	213,643	216,504
Loss on settlement of guarantee		-	-	23,500	-
Amortization of intangible assets		464	442	1,858	1,836

	Total expenses	$1,408,074	$1,457,947	$5,713,836	$6,058,933

Net income (loss) before non-controlling interest, income tax and net income from operating affiliates		$180,925	$(10,223)	$684,746	$134,714

Income tax		60,115	54,693	162,737	120,307
Net (income) loss from operating affiliates		(74,718)	(30,114)	(121,372)	(60,480)

Net income (loss)		$195,528	$(34,802)	$643,381	$74,887

Non-controlling interest in net income (loss) of subsidiary		79	(57)	4	(104)

Net income (loss) attributable to XL Group plc		$195,449	$(34,745)	$643,377	$74,991

Preference share dividends		(7,327)	(5,574)	(74,521)	(80,200)
Gain on repurchase of Series C preference ordinary		-	-	16,616	211,816

Net income (loss) attributable to ordinary shareholders		$188,122	$(40,319)	$585,472	$206,607

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
(US Dollars in thousands, except per share amounts)

Selected balance sheet data:	As at	As at
	December 31, 2010	December 31, 2009
	(Unaudited)	(Note 1)

Total investments available for sale	$27,677,553	$29,307,171
Total fixed maturities, held to maturity	2,728,335	546,067
Cash and cash equivalents	3,022,868	3,643,697
Investments in affiliates	1,069,028	1,185,604
Unpaid losses and loss expenses recoverable	3,671,887	3,584,028
Total assets	45,023,351	45,663,894

Unpaid losses and loss expenses	20,531,607	20,823,524
Deposit liabilities	1,684,606	2,208,699
Future policy benefit reserves	5,075,127	5,490,119
Unearned premiums	3,484,830	3,651,310
Notes payable and debt	2,464,410	2,451,417
Redeemable series C preference ordinary shares	71,900	182,673
Total shareholders’ equity	10,613,049	9,432,417
Diluted book value per ordinary share (Note 2)	$29.78	$24.60
Basic book value per ordinary share (Note 2)	$30.37	$24.64

Note 1: Certain items have been reclassified to conform with the current period presentation.

Note 2: Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. The Company believes that fully diluted book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

XL Group plc
RECONCILIATION

The following is a reconciliation of the Company’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and annualized return on ordinary shareholders’ equity based on operating net income (loss) for the three months ended December 31, 2010 and 2009.

(US Dollars in thousands except per share amounts)

	Three months ended
	December 31
	(Unaudited)
	2010	2009

		(Note 4)
Net income (loss) attributable to ordinary shareholders	$188,122	$(40,319)
Net realized losses on investments, net of tax	99,318	254,768
Net realized and unrealized losses (gains) on derivatives, net of tax	7,550	22,540

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(51,564)	(1,233)
Foreign exchange (gains) losses, net of tax	(992)	(18,350)
Gain on repurchase of Series C preference ordinary shares	-	-

Operating net income (Note 1)	$242,434	$217,406

Per ordinary share results: (Note 2)
Net (loss) income attributable to ordinary shareholders	$0.57	$(0.12)
Operating net income (Note 1)	$0.74	$0.63
Weighted average ordinary shares outstanding:
Basic	322,500,686	342,123,122
Diluted - Net income	327,638,945	342,689,503
Diluted - Operating net income	327,638,945	342,689,503
Return on ordinary shareholders’ equity:
Average ordinary shareholders’ equity	$9,739,070	$8,300,634
Operating net income (Note 1)	$242,434	$217,406
Annualized operating net income (Note 1)	$969,736	$869,624
Annualized return on ordinary shareholders’ equity - operating net income (Notes 1 and 3)	10.0%	10.5%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, and the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, as well as foreign exchange gains or losses, net of tax. Operating net income and annualized return on ordinary shareholders’ equity based on operating net income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating net income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform with the current period presentation.

XL Group plc
RECONCILIATION

The following is a reconciliation of the Company’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and full year return on ordinary shareholders’ equity based on operating net income (loss) for the twelve months ended December 31, 2010 and 2009.

(US Dollars in thousands except per share amounts)

	Year ended
	December 31
	(Unaudited)
	2010	2009

		(Note 4)
Net income (loss) attributable to ordinary shareholders	$585,472	$206,607
Net realized losses on investments, net of tax	265,434	891,306
Net realized and unrealized losses (gains) on derivatives, net of tax	35,301	34,707
Net realized and unrealized (gains) losses on investments and derivatives related
to the Company’s insurance company affiliates	(52,623)	(3,549)
Foreign exchange (gains) losses, net of tax	(7,318)	75,030
Gain on repurchase of Series C preference ordinary shares	(16,616)	(211,816)

Operating net income (Note 1)	$809,650	$992,285

Per ordinary share results: (Note 2)
Net income (loss) attributable to ordinary shareholders	$1.73	$0.61
Operating net income (Note 1)	$2.40	$2.91
Weighted average ordinary shares outstanding:
Basic	336,282,630	340,611,573
Diluted - Net income	337,708,643	340,965,574
Diluted - Operating net income	337,708,643	340,965,574
Return on ordinary shareholders’ equity:
Average ordinary shareholders’ equity	$9,020,432	$6,772,673
Operating net income (Note 1)	$809,650	$992,285
Return on ordinary shareholders’ equity - operating net income (Notes 1 and 3)	9.0%	14.7%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, and the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, as well as foreign exchange gains or losses, net of tax. Operating net income and full year return on ordinary shareholders’ equity based on operating net income are “ non-GAAP financial measures.” During the year, the Company amended its definition of operating net income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented including the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax (ii) annualized and full year return on ordinary shareholders’ equity based on operating net income (loss) and (iii) book value per ordinary share (ordinary shareholders’ equity divided by number of shares outstanding at the period end date) and fully diluted book value per ordinary share (book value per share adjusted for the impact of share based compensation and certain conversion features where dilutive). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

The gains recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholders’ equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company operating affiliates for the periods presented including the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income (loss) attributable to ordinary shareholders minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.